Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace
Chairman, Chief Executive Officer, and President
July 26, 2012

Thank you Gail, and good morning everyone.

Our businesses performed well during the second quarter. We continue to see a strong demand for products that transport and store crude oil and other liquids critical to the energy industry. Our railcar and barge manufacturing businesses are aggressively pursuing demand for products that serve these industries. The backlogs for these businesses totaled approximately $3.7 billion at the end of the quarter. The size of our rail and barge backlogs provides our business leaders production visibility deep into 2013.

Our business leaders have been highly effective at working together to reposition a portion of our production capacity to pursue robust market opportunities. During the next few months, we will shift more production capacity to serve the oil, gas and chemicals industries. As a result, a number of our businesses within our portfolio will benefit from this transition.

As we begin 2013, we expect our Rail Group to be in the early stages of a long production run of consistent products that serve these markets. We expect a similar situation of long production runs to continue in the area of our barge business that serve these markets. A number of our other businesses which provide internal support and manufacture products for these industries should also obtain long production runs and generate operating leverage.

Trinity’s Railcar Leasing and Management Services Group performed well during the second quarter, obtaining higher lease rates and securing longer lease terms. The size and product mix of our lease fleet provides the opportunity to pursue secondary market sales when certain industry characteristics are favorable. This group will continue to pursue opportunities to capitalize on strong demand for certain types of secondary market sales of leased railcars.

I’m pleased that our Energy Equipment Group reported a profit during the second quarter. I am confident that our team is moving in the right direction. We will adjust our production capacity for wind towers with industry demand and shift excess capacity whenever possible to other industry products.

The federal highway funding legislation that was recently implemented extends the current level of highway funding for two more years. This should be a catalyst for our Construction Products businesses which serve this industry.

Our balance sheet is in great shape and our overall financial position is strong. The business environment appears to be shaping up nicely into 2013 for our businesses that serve the oil, gas and chemicals industries. We are well positioned to capitalize on additional opportunities for growth in a variety of industries. We have been very deliberate during the past decade to position Trinity in a way that allows us to pursue a variety of opportunities in various industries. Our businesses are very experienced in shifting resources as demand changes, aggressively pursuing orders to establish production runs and generating operating leverage which leads to margin improvements during periods of consistent production levels. Our manufacturing flexibility is one of Trinity’s core competencies and we plan to utilize it as we see opportunities surface within the industries we serve. Overall, our second quarter performance reflects the strength of our multi-industry platform, the benefits provided by our market leadership positions, our commitment to operational excellence and the talents and hard work of our people. I will now turn it over to Bill McWhirter for his comments.